UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Linens 'n Things, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Explanatory Note

The following materials were sent to employees of Linens ’n Things, Inc.

TO:               All LNT Associates                                      November 8, 2005

FROM:         Norman Axelrod, Chief Executive Office and Chairman of the Board

RE:                Announcement of Agreement to Sell Linens ‘n Things

Today the company announced its intention to become a privately held company by selling its common stock to Apollo Management, L.P.  This announcement follows a long and thorough process, which we started earlier this year. During this period, we examined many different possibilities for the future of our company before it was decided that the best direction for our business and shareholders was to enter into this transaction in order to maximize shareholder value while at the same time positioning us for future success By entering into this agreement I believe we’ve set the stage to successfully grow the business while at the same time improving future opportunities for our associates.  This memo will address some of the more important questions you may have for the immediate future.

Apollo Management, L.P. was founded in 1990 to manage investment capital on behalf of institutional investors with a focus on investing equity capital for majority stakes in leading businesses in their respective industries. Since that time, Apollo and its affiliates have managed approximately $12 billion in assets. Currently, Apollo is investing its fifth corporate fund with capital commitments of $3.8 billion, and it recently completed raising its sixth corporate fund with over $10 billion of capital commitments.  In the past, Apollo has made significant investments in retail-oriented businesses such as General Nutrition Centers, Inc., Rent-A-Center, Inc., AMC Entertainment Inc., Ralphs Grocery Company, Dominick’s Supermarkets and Zale Corporation, among others.

Apollo is seen as a strong partner in this transaction for several reasons. First and foremost, Apollo believes in our company, its concept and the opportunity for future growth. That belief in our company is most visible through their willingness to finance almost half of the purchase price with their own equity capital. Their experience of successful investing in other retail companies also positions them to make a positive impact on our business.

We expect that the sale of the company will be completed in late first or early second quarter of 2006.  During the next six months or so you will see little, if any, change in your day-to-day routine and responsibilities. Virtually all current compensation plans will remain intact, as will all our benefit plans. During this period, we expect to continue our store opening plans and there will be no layoffs or store closings related to this transaction. We will be filing with the Securities and Exchange Commission and mailing to shareholders a proxy statement, which will explain this acquisition in greater detail. I encourage you to read this proxy statement when it becomes available.

I expect that I have not addressed each of your questions or concerns through this letter. Rather, I hope I have set the stage for what will be an on-going effort to keep each of our associates updated as to what changes may be occurring in our company as a result of this transaction. To helped keep you informed as we move forward, we’ll continue to use the Store Wide Web, Showtime’s, corporate memos, and in the Home Office the newly-launched HORN (Home Office Resource Network). In addition, I’ve attached a “question and answer” document, which will hopefully answer some of your more immediate questions.

As always, thank you for your partnership and commitment in executing what is poised to be a very promising holiday season. The great majority of our company’s profit has always been earned in the fourth quarter.  I am excited about our merchandise.  We have some really fun gifts and holiday items that we are offering our guests at exceptional values.  Our new and exclusive Nate Berkus product is off to a great start, and the positive momentum in some of our businesses has set the foundation for improved sales through year-end. We should all continue to focus on servicing our guests and providing the best holiday shopping experience that we can.

Thank you for your support.

Company Transaction - Questions and Answers

1)	Who is Apollo?

Apollo Management, L.P. was founded in 1990 to manage investment capital on behalf of institutional investors with a focus on investing equity capital for majority stakes in leading businesses in their respective industries. Since that time, Apollo and its affiliates have invested approximately $12 billion in assets. Currently, Apollo is investing its fifth corporate fund with capital commitments of $3.8 billion, and it recently completed raising its sixth corporate fund with over $10 billion of capital commitments.  In the past, Apollo has made significant investments in retail-oriented businesses such as General Nutrition Centers, Inc., Rent-A-Center, Inc., AMC Entertainment Inc., Ralphs Grocery Company, Dominick’s Supermarkets and Zale Corporation, among others. With Apollo we have partnered with an organization that has a consistent track record of making other companies more successful.  We believe that their retail experience will be an extremely powerful resource as we cont inue to grow our business.

2)	When is the sale of company expected to be completed? We expect that the sale of the company will be finalized between the first and second quarter of 2006.
3)	Will jobs be eliminated?

During the “interim period” (the period starting now and ending when the sale is finalized) there will be no reduction in our labor force related to this transaction. Subsequent to the change we cannot determine what, if any, personnel changes will occur. Since we are not merging with another retailer, which could result in redundant support functions, we will not have similar employee or position overlap as a result of this transaction.

4)	Will any stores be closed as a result of the sale?

We have no plans to close any store between now and when the sale of the company is completed. As a matter of fact, we’re currently planning to open more than 20 stores between now and the end of the second quarter. Following the sale of the company, we will continue to assess the profitability of each store and make decisions accordingly, as we have in the past. We will keep you informed of any plans for store openings and closings.

5)	Will there be any immediate changes to my compensation or benefits?

Virtually all current compensation plans will remain intact, as will all our benefit plans. The only immediate change to our existing compensation plans will be the elimination of this year’s stock option annual allocation, usually scheduled to take place between late October and late November. Due to this decision we are assessing how to best address the variable component of option eligible employees.

6)	Will the Home Office remain in Clifton, NJ? There are no plans to relocate the home office.
7)	Will there be a company-wide hiring freeze? No. Based upon our company’s sales and operating results, we will continue to ensure that we are spending all payroll dollars appropriately.
8)	Will there be any changes to the stores organization structure?

As we have continuously done, we will continue to test and pilot different staffing structures in the stores. These current tests and pilots are completely unrelated to the company sale.

9)	Will management continue to run the Company? There are no current plans for any changes in the existing executive management.
10)	What will happen to my outstanding stock options at the time of the sale? On the day the sale is completed, all unvested options or restricted stock units (for those who have any restricted stock units) will immediately vest. Cash proceeds for the difference between the stock option grant price and the sale price of $28.00, will automatically be distributed to all optionees. Vested, unexercised stock options will be treated in the same manner. If you have any questions related to your stock options or restricted stock units, please call Fitzgerald Jones at extension 4552.

11)	Will the stock trading blackout be lifted soon?

Because of the sensitivity of our fourth quarter financials to the merger transaction, we intend to continue our trading blackout until we publicly release our fourth quarter information. We will keep you advised to any changes in this.

12)	How can I keep informed as to what is happening related to the sale of the company?

Stores associates will be kept informed through the Store Wide Web, and Home Office associates will be kept informed through the recently launched HORN (Home Office Resource Network).

13)	If I have questions that were not answered by my supervisor, Store Wide Web, company memos or the HORN, where can I get an answer?

Please e-mail your request to questions@lnt.com. We will respond to your question as soon as we can.

14).	What should I do if I’m asked to comment about the transaction by fellow associates, franchise partners, suppliers, media or others?

We ask each of you not to speculate since it is common during times like this to hear information that is inaccurate, but to refer any inquiries to your management team. As always, if the media contacts you, please make no comments and refer all contacts or questions to Brian D. Silva at (973) 614-2062

Important Information

Linens plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Linens, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Linens through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Linens by accessing the “Investor Relations” section of Linens’ website http://www.lnt.com.

Linens and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Linens’ 2005 annual meeting of stockholders filed with the SEC on April 8, 2005 and the Form 4s filed by Linens’directors and executive officers since April 8, 2005.  Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.